Exhibit 99(b)

TXU Electric Delivery Transition Bond Company LLC
Statement of Collection Account Balances as of
March 31, 2006

The balances in the sub-accounts on deposit with the trustee as of March 31, 2006 were:

	Series 2003-1	Series 2004-1

General Sub-Account	$ 8,849,249.77	$39,536,174.10
Capital Sub-Account	$ 2,507,805.27	$ 424,147.41
Overcollateralization Sub-Account	$ 522,259.19	$ 0.00
Reserve Sub-Account	$ 389,163.36	$ 0.00

REP Deposit Account * $2,459,432.22

* REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.